EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
South Texas Oil Company

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) of South Texas Oil Company and to the incorporation by reference therein of the financial statements of the Company included in its Registration Statement and the quarterly reports filed with the Securities and Exchange Commission. We further consent to the inclusion in this Form SB-2 for South Texas Oil Company of our report dated March 30, 2004, on our audit of the financial statements of South Texas Oil Company (formerly known as Nutek Oil Inc.), as of December 31, 2003 and for the year then ended.



/s/Gary V. Campbell, CPA, Ltd.

Las Vegas, Nevada
October 7, 2005